Exhibit 10(c)

TI EMPLOYEES NON-QUALIFIED PENSION PLAN II
(EFFECTIVE JANUARY 1, 2009)

TI EMPLOYEES NON-QUALIFIED PENSION PLAN II
TEXAS INSTRUMENTS INCORPORATED, a Delaware corporation with its principal offices in Dallas, Texas (hereinafter referred to as “TI” or “the Company”), froze the TI Employees Supplemental Pension Plan (the "Frozen Plan"), effective as of December 31, 2004, to the extent benefits under that plan were earned and vested as of that date, and continued said plan in accordance with its terms, to provide for the payment of the benefits which were earned, vested and frozen as of December 31, 2004. Subsequently, TI changed the name of the Frozen Plan to the TI Employees Non-Qualified Pension Plan.
Effective as of January 1, 2005, TI established a new non-qualified pension plan (the “New Plan”) in order to provide (i) for the payment of the frozen earned benefits under the Frozen Plan which were not vested as of January 1, 2005, and (ii) to provide a select group of management or highly compensated employees described in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with the opportunity to restore certain benefits which cannot be provided under the TI Employees Pension Plan from and after January 1, 2005 as a result of (a) deferral of compensation under a new deferred compensation plan established effective as of January 1, 2005 (known from and after January 1, 2009 as the “TI Deferred Compensation Plan”), or (b) the application of Section 401(a)(17) and/or Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”). TI maintained the New Plan in accordance with the interim guidance promulgated under Section 409A of the Code. In addition, for periods prior to January 1, 2009 the benefits payable under the New Plan may be deferred pursuant to the terms and provisions of the new deferred compensation plan established effective as of January 1, 2005. The benefits provided under the New Plan are unfunded with the result that the participants in the Plan are general unsecured creditors of TI.
TI hereby amends and restates the New Plan, effective as of January 1, 2009 (the “Plan”), in the form provided herein in order to remove the option of deferring payment of the benefits under this Plan, to remove the entitlement to benefits upon a Change in Control, as defined in the New Plan, to comply with the Final Treasury Regulations under Section 409A of the Code and to name the New Plan the “TI Non-Qualified Pension Plan II.” With respect to benefits or contributions lost under the TI Employees Pension Plan by reason of the operation of Section 415 of the Code, this Plan is intended to constitute an “excess benefit plan”, as defined in Section 3 of ERISA, that is exempt from the provisions of ERISA by reason of Section 4(b)(5) of ERISA.
Except as otherwise provided herein, the earning of benefits and payment of those benefits under the New Plan shall be governed by the applicable interim guidance under Section 409A of the Code in effect prior to January 1, 2009, and the earning of benefits and payment of those benefits from and after January 1, 2009 shall be governed by the terms and conditions of this Plan.

Article I
Definitions
Whenever used in this Plan, the following words and phrases shall have the meanings set forth below, unless a different meaning is plainly required by the context. Unless otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.
Sec. 1-1.    Administration Committee. “Administration Committee” means the person or persons from time to time acting under the provisions of Article V hereof.

Sec. 1-2.    Beneficiary. “Beneficiary” means the person or persons, entity or entities, trust or trusts, or the Participant’s estate, including one or more organizations described in each of Sections 170(c), 2055(a), and 2522(a) of the Code (or any substitute provisions), named by a Participant who is not married as his Beneficiary or contingent Beneficiary under the TI Employees Pension Plan. “Beneficiary” means, in the case of a married Participant, the spouse (as defined in the Defense of Marriage Act) of the Participant at the time of his death, unless the Participant has designated another joint annuitant, contingent annuitant, Beneficiary, or contingent Beneficiary under the TI Employees Pension Plan, in which case such persons or person, entity or entities, trust or trusts, or the Participant’s estate shall be the Beneficiary(ies) under this Plan.
A person who is an alternate payee under a qualified domestic relations order may be considered a Beneficiary for purposes of this Plan.
Sec. 1-3.    Board of Directors. “Board of Directors” means the Board of Directors of TI or of any Subsidiary which has adopted this Plan.
Sec. 1-4.    Code. “Code” means the Internal Revenue Code of 1986, as amended.
Sec. 1-5.    Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board of Directors of TI.
Sec. 1-6.    Employee. “Employee” means any employee of TI or its Subsidiaries, whether full or part-time, other than an employee who is defined as a “Tucson Participant” in Appendix E of the TI Employees Pension Plan.
Sec. 1-7.    Employer. “Employer” means Texas Instruments Incorporated.
Sec. 1-8.    ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
Sec. 1-9.    Participant. “Participant” means an individual entitled to a supplemental pension pursuant to the provisions of Article III.
Sec. 1-10.    Plan Year. “Plan Year” means a calendar year.
Sec. 1-11.    Present Value. “Present Value” means, at any time, the actuarial lump sum value determined at such time of the applicable benefit, based on the actuarial assumptions used to determine single sum payments as set forth in Section 1.2(b)(2)(B), or any successor provision, of the TI Employees Pension Plan.
Sec. 1-12.    Separation from Service. “Separation from Service” means a termination of services provided by a Participant to an Employer and any other member of the controlled group of corporations (as defined in Section 414(b) of the Code) which includes TI (hereinafter for purposes of this Section 1-12, TI and such other controlled group members being referred to as “ERISA Affiliates”), whether voluntarily or involuntarily, other than by reason of death, as determined by the Administration Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(i)
For a Participant who provides services to an Employer as an Employee, a Separation from Service shall occur when such Participant has experienced a termination of employment with the Employer or an ERISA Affiliate. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and the Employer reasonably anticipate that either (a) no further services will be performed for the Employer or an ERISA Affiliate after a certain date, or (b) that the level of bona fide services the Participant will perform for the Employer or an ERISA Affiliate after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than thirty-six (36) months).

(ii)
If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months; or if longer, so long as the Participant retains a right to reemployment with the Employer or an ERISA Affiliate under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of the Plan as of the first business day immediately following the end of such six (6) month period. If a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for an Employer or an ERISA Affiliate.

Sec. 1-13.    Specified Employee. “Specified Employee” means any Participant who is determined to be a “key employee” (as defined under Section 416(i) of the Code without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Administration Committee in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:

(i)
Identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) without regard to paragraph (5) thereof) shall be based upon the twelve (12) month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (a) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (b) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (c) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and

(ii)
Each Participant who is a “key employee” in accordance with part (i) of this Section shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the twelve (12) month period that begins on the April 1st following the applicable identification date.

Sec. 1-14.    Subsidiary. “Subsidiary” means any entity whose assets and net income are included in the consolidated financial statements of TI and its Subsidiaries audited by TI’s independent auditors and reported to shareholders in the published annual report to shareholders.

Article II
Eligibility and Participation
Sec. 2-1.    Eligibility and Participation. Any Employee who was a Participant in the TI Employees Pension Plan on December 31, 1997 shall be eligible for participation in this Plan, and shall automatically become a Participant in the event that, pursuant to the terms of Article III, any amount would be payable to the Participant under this Plan. In the event that a Participant shall experience a Separation from Service prior to becoming vested in any benefit under the TI Employees Pension Plan, the Participant shall forfeit any benefits accrued under this Plan. Conversely, in the event the Participant shall separate from employment with a vested interest in benefits under the TI Employees Pension Plan, the Participant shall have a vested interest in the corresponding benefits under this Plan. A vested Participant shall continue to participate in this Plan until such Participant has received payment of all benefits credited to or accrued by the Participant hereunder.
Article III
Supplemental Benefits
Sec. 3-1.    Supplemental Benefits.

(i)
The benefit payable under this Plan to a Participant shall be the difference between the Present Value of the benefit actually payable under the TI Employees Pension Plan at the time of computation (based on the form of benefit for which the computation is made) and the Present Value of the benefit that would be payable under the TI Employees Pension Plan at such time of computation (in the same form as provided above) if:

(a)
The TI Employees Pension Plan contained no limit on the Compensation that may be considered under Section 401(a)(17) of the Code (for purposes of the calculation and accrual of benefits under the TI Employees Pension Plan);

(b)
“Compensation” for each plan year under the TI Employees Pension Plan included amounts electively deferred, if any, by a Participant under the TI Deferred Compensation Plan from earnings that would have constituted Compensation for such plan year under the TI Employees Pension Plan, had such amounts not been electively deferred and/or, if applicable, had Section 401(a)(17) of the Code not precluded the consideration of such earnings as Compensation (in the absence of such deferral);

(c)
The TI Employees Pension Plan contained no limit pursuant to Section 415 of the Code upon the maximum amount of pension that may be paid by the TI Employees Pension Plan (such as the limits in effect on January 1, 2008, under Section 12.1 of the TI Employees Pension Plan); and

(d)	The TI Employees Pension Plan calculated “Average Credited Earnings” and “Benefit Service,” as defined in the TI Employees Pension Plan, from the Participant’s date of hire by the Employer.

(ii)
Notwithstanding the foregoing provisions of this Section 3-1, a Participant, at the time of a Separation from Service, may be placed on leave of absence. If such Participant becomes eligible for early retirement benefits from the TI Employees Pension Plan during such leave of absence, then the benefits to which such Participant is entitled under this Plan shall be calculated (a) taking into account the additional service credit such Participant is entitled to receive under the TI Employees Pension Plan as a result of the leave of absence and the early retirement subsidy to which such Participant is entitled, if any, under the TI Employees Pension Plan, and (b) actuarially reduced (based on the interest and mortality rates under Section 417(e) of the Code) from the Participant’s Earliest Payment Start Date as defined under the TI Employees Pension Plan to the date the benefits are actually paid under this Plan.

(iii)	To the extent a Participant is also a participant in the Frozen Plan, the benefit payable under this Plan shall be offset by the benefit payable under the Frozen Plan, as follows:

(a)
If the Participant, at the time of payment under this Plan, is not on a leave of absence, the offset shall be based on the Present Value of the benefits determined pursuant to the foregoing provisions of this Section 3-1, other than Section 3-1(ii), which are attributable to the vested benefits accrued under the TI Employees Pension Plan as of December 31, 2004 and otherwise payable under the Frozen Plan, as if payment of those vested benefits was being made from the Frozen Plan on the date the payment under this Plan is being made.

(b)
If the Participant, at the time of payment under this Plan, is on a leave of absence, the offset shall be based on the actuarially reduced (applying the interest and mortality rates under Section 417(e) of the Code) Present Value of the benefits determined pursuant to the foregoing provisions of this Section 3-1, taking into account Section 3-1(ii), which are attributable to the vested benefits accrued under the TI Employees Pension Plan as of December 31, 2004 and otherwise payable under the Frozen Plan, as if payment of those vested benefits was being made from the Frozen Plan on the date the payment under this Plan is being made.

Sec. 3-2.    Payment of Supplemental Benefit. Subject to Section 3-3, the benefit determined pursuant to Section 3-1 shall be paid in a lump sum to the person entitled thereto as soon as administratively practicable following the date on which the Participant’s Separation from Service or death occurs, but in no event later than ninety (90) days following such Separation from Service or death, except in the case of a Specified Employee. If a Participant is a Specified Employee on the date on which a Separation from Service occurs, no payment shall be made before the first day after the end of the six (6)-month period immediately following the date on which the Participant experiences a Separation from Service. If a Participant is rehired after a Separation from Service but before payment occurs, that Participant shall receive the payment he is entitled to as a result of the initial Separation from Service at the time such payment would otherwise be made, without regard to his subsequent rehire.
Sec. 3-3.    Restrictions. Except upon a Participant’s Separation from Service followed by the rehire of said Participant before payment of the benefit pursuant to Section 3-2 is made, no benefits accrued under this Plan may be distributed to a Participant until after the date of a Participant’s Separation from Service or death. No loans may be made to any Participant with respect to benefits accrued under this Plan. Benefits payable under this Plan may not be rolled over or transferred to an individual retirement account or to any other employee benefit plan. Benefits provided under this Plan shall not constitute earnings or compensation for purposes of determining contributions or benefits under any other employee benefit plan of the Employers.
Sec. 3-4.    Limitation on Time of Distribution. If TI reasonably anticipates that any amount to be paid to a Participant will not to be deductible due to the application of Section 162(m) of the Code, such payment of such amount may be delayed until January of the Plan Year in which TI reasonably anticipates the deduction of such amount will not be prohibited by said Section 162(m). The delay provided for in this Section 3-4 shall not apply unless all payments to which the Participant would be entitled which could be delayed in accordance with the provisions of this Section 3-4 also are delayed.
Sec. 3-5.    Taxes. TI makes no guarantees and assumes no obligation or responsibility with respect to a Participant’s or payee’s federal, state, or local income, estate, inheritance or gift tax obligations, if any, under this Plan. Any taxes required to be withheld from payments hereunder shall be deducted and withheld by the Company, benefit provider or funding agent appointed under the Plan.
Sec. 3-6.    Assignment. Except as provided in Section 3-6 below, no Participant or Beneficiary of a Participant shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien on any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process.

Sec. 3-7.    Alternate Payee Claims. Any claim against any benefits hereunder for child support, spousal maintenance, property settlement, or alimony (an “Alternate Payee Claim”) shall be treated in the same manner as would a claim for corresponding benefits under the TI Employees Pension Plan and shall be subject to all claims provisions and restrictions of the TI Employees Pension Plan.
Sec. 3-8.    Incompetent. If the Administration Committee determines in its sole discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Administration Committee may direct payment of such benefit to the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. The Administration Committee may require proof of minority, incompetence, incapacity, or guardianship as it may deem appropriate prior to distribution of the benefit.
Article IV
Funding
Sec. 4-1.    Funding. Benefits under this Plan shall be funded solely by the Employers. Benefits payable under this Plan shall be paid from the general assets of the Employers, and this Plan shall constitute the Employers' unfunded and unsecured promise to pay such benefits. Notwithstanding the foregoing, TI may create reserves, funds, and provide for amounts to be held in trust on behalf of the Employers under such trust agreements or custodial arrangements as the Company in its absolute and sole discretion deems appropriate.
Sec. 4-2.    Creditor Status. A Participant and his Beneficiary or Beneficiaries shall be general unsecured creditors of the Employers with respect to the payment of any benefit under this Plan.
Article V
Administration of the Plan
Sec. 5-1.    Administration. The Plan shall be administered by the Administration Committee and its designees. The duties of the Administration Committee and its designees include (but not by way of limitation) (i) the defense of lawsuits and conduct of litigation in the name of the Plan (subject to the approval of the General Counsel of TI), (ii) the full power and discretion to interpret and construe this Plan where it concerns (a) questions of eligibility or status, (b) subject to the opportunity for review of denied claims pursuant to Section 5-5 below, the rights of Participants and others hereunder, and (c) the power in general to decide any dispute arising under this Plan. In all such cases the determination of the Administration Committee and its designees shall be final, conclusive and binding with respect to Participants and Beneficiaries.

Sec. 5-2.    Number and Selection. The Administration Committee shall consist of one or more members who shall be appointed by the Chief Executive Officer of TI or his designee.

Sec. 5-3.    Action by Administration Committee. All actions of the Administration Committee shall be by a majority of the persons so appointed, except as otherwise provided below. Such actions may be taken at a meeting of the Administration Committee or without a meeting by a resolution or memorandum signed by all the persons then appointed as members of the Administration Committee. No member of the Administration Committee shall be entitled to vote or decide upon any matter pertaining to himself individually but such matter shall be determined by the remaining members or by a majority of the remaining members of the Administration Committee, if any.

The Administration Committee may delegate some or all of its powers and responsibilities to any other person or entity, who may or may not be a named fiduciary, and may permit further delegation of its powers. The Administration Committee may appoint agents, retain legal counsel and other services, and perform such acts as may be necessary for the proper administration of the Plan.

Sec. 5-4.    Recordkeeping. The Administration Committee shall maintain records and data as may be necessary and appropriate for the proper administration of the Plan and to determine the amounts distributable to Participants and Beneficiaries.

Sec. 5-5.    Rules and Regulations. The Administration Committee may adopt and promulgate such rules and regulations as it may deem appropriate for the administration of the Plan and to determine the amounts distributable to Participants and Beneficiaries. The Administration Committee shall adopt and promulgate written rules governing claims procedures reasonably calculated to:

(i)	Provide adequate written notice to any Participant or other person whose claim under the Plan has been denied, setting forth the specific reasons for such denial; and

(ii)	Afford a reasonable opportunity to such Participant or other person for a full and fair review by the Administration Committee of the decision denying the claim.
The determination of the Administration Committee upon such review shall be final and conclusive.
Sec. 5-6.    Reliance on Documents. The Administration Committee shall be entitled to rely upon, and shall have no liability in relying upon, any representation made to it by TI or any officer of TI, or upon any paper or document believed by it to be genuine and to have been signed or sent by the proper person.
Sec. 5-7.    Non-Liability. No member of the Board of Directors, Compensation Committee or Administration Committee or any officer or employee of TI shall be liable for any act done or omitted by him with respect to the Plan except for his own willful misconduct.
Sec. 5-8.    Resignation or Removal. Any Administration Committee member may resign by giving written notice to the Chief Executive Officer of TI and may be removed by the Chief Executive Officer of TI by written notice given to the affected member of the Administration Committee. Upon the death, resignation, removal or inability of any Administration Committee member to act as such, the Chief Executive Officer of TI may appoint a successor.

Sec. 5-9.    Information; Overpayment or Underpayment of Benefits. In implementing the terms of this Plan, the Administration Committee may, without the consent or notice to any person, release to or obtain from any entity or other organization or person information with respect to any persons which the Administration Committee deems to be necessary for such purpose. Any Participant or Beneficiary claiming benefits under this Plan shall furnish to the Administration Committee such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claim to and receipt of such benefit.
The Administration Committee may adopt, in its sole discretion, whatever rules, procedures and accounting practices it determines to be appropriate in providing for the collection of any overpayment of benefits. If an overpayment is made to a Participant or Beneficiary for whatever reason, the Administration Committee, in its sole discretion, may withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under this Plan without regard to further benefits to which the Participant or Beneficiary may be entitled. If an underpayment to a Participant or Beneficiary occurs for whatever reason, the Administration Committee, in its sole discretion, may correct the underpayment.
Sec. 5.10.    Notice. Any notice required or permitted to be given to the Administration Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Texas Instruments
Attn: Non-Qualified Pension Plan II
Administration Committee
7839 Churchill Way, MS 3905
Dallas, Texas 75251-1901

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

Article VI
General Provisions
Sec. 6-1.    Amendment, Termination. The Compensation Committee may change, amend, modify, alter, or terminate the Plan at any time and in any manner, prospectively or retroactively (or may delegate such authority), except that no such amendment, modification, alteration or termination shall be exercised retroactively to reduce or eliminate the benefit accrued by a Participant to the date of amendment, modification or termination. In addition, no such amendment shall modify the Plan in any way that would violate Section 409A of the Code. The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation to continue this Plan and makes no promise to pay benefits other than as provided in this Plan determined at the time of any Plan discontinuance. In the event this Plan is terminated, a Participant’s benefits under the Plan shall remain in the Plan and shall not be distributed until such benefits become eligible for distribution in accordance with the other applicable provisions of this Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix), the Employer may provide that upon termination of the Plan, all benefits for a Participant shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3(j)(4)(ix).
Sec. 6-2.    Plan Not an Employment Contract. The Plan is not an employment contract. It does not give to any person the right to be continued in employment, and all Participants remain subject to change of compensation, transfer, change of job, discipline, layoff, discharge or any other change of employment status. Nothing contained in this Plan shall prevent a Participant or Beneficiary from receiving, in addition to any payments provided for under this Plan, any payments provided for under any other plan or benefit program of the Company, or which would otherwise be payable or distributable to him or his surviving spouse or Beneficiary. Nothing in this Plan shall be construed as preventing TI or any of its Subsidiaries from establishing any other or different plans providing for current or deferred supplemental compensation for employees.
Sec. 6-3.    Rights of Persons Making Claims. No Employee, or Participant, or any person or entity claiming through an Employee or Participant, shall have any rights whatsoever other than the rights and benefits specifically granted under this Plan.
Sec. 6-4.    Status of Benefits in this Plan. No benefits accrued or paid under this Plan shall constitute “earnings” or “compensation” for purposes of any other benefit plan sponsored by the Employers.
Sec. 6-5.    Governing Law. This Plan shall be governed by the laws of the State of Texas, except to the extent preempted by ERISA and shall be governed by and subject to the Defense of Marriage Act (Public Law 104-199).
Sec. 6-6.    Construction. This Plan is not intended to constitute a “qualified plan” subject to the limitations of Section 401(a) of the Code, nor shall it constitute a “funded plan”, for purposes of such requirements. It is intended that this Plan shall be exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans which are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions of this plan shall continue in full force and effect. This Plan shall be governed and construed in accordance with the laws of the State of Texas, except to the extent otherwise required by applicable federal law, and shall be construed in accordance with Section 409A of the Code and the applicable guidance thereunder. Heading and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan. This Plan is functionally and operationally related to the TI Employees Pension Plan, and is to be interpreted in a manner consistent with the TI Employees Pension Plan to provide the benefits contemplated hereunder in a comprehensive manner.